Exhibit 5.1

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National Semiconductor Corporation

3689 Kifer Road

P.O. Box 58090

Mail Stop G3-135

Santa Clara, California  95052-8090

Re:	Registration Statement on Form S-3 (Reg. No. 333-143571);
$1,000,000,000 Aggregate Principal Offering of Senior Notes

Ladies and Gentlemen:

We have acted as special counsel to National Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the issuance of $250,000,000 in aggregate principal amount of the Company’s Senior Floating Rate Notes due 2010, $375,000,000 in aggregate principal amount of the Company’s 6.150% Senior Notes due 2012 and $375,000,000 in aggregate principal amount of the Company’s 6.600% Senior Notes due 2017 (collectively, the “Notes”), pursuant to (i) an indenture dated June 18, 2007 (the “Base Indenture”), as supplemented by three supplemental indentures each dated June 18, 2007 (the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee; (ii) a registration statement filed on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2007 (File No. 333-143571) (as amended, the “Registration Statement”); (iii) a prospectus contained therein, dated June 7, 2007, as supplemented by a prospectus supplement, dated June 13, 2007, filed with the Commission on June 15, 2007 pursuant to Rule 424(b) under the Act (together, the “Prospectus”); and (iv) an underwriting agreement, dated June 13, 2007 (the “Underwriting Agreement”), between the Company and Goldman, Sachs & Co., as representative of the several underwriters named in Exhibit A to the Underwriting Agreement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware and the internal laws of the

State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions are subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) the waiver of rights or defenses contained in Section 4.06 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (f) the severability, if invalid, of provisions to the foregoing effect.  We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, NASD rules and NYSE rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) will have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 18, 2007 incorporated in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham and Watkins LLP